EXHIBIT 10.49

Notice and Acknowledgement of Assignment

May 5, 2003

Mobile Pet Systems, Inc.

2510 West Washington Street

San Diego, CA

Ladies and Gentlemen:

This will advise you that we have assigned all our interest in three (3) separate equipment leases identified as Equipment Lease No. 4125, Lease Schedules No. 4125.01, 4125.02 and 4125.03A, all dated as of April 8, 1999 (collectively, the “Lease”) between FINOVA Capital Corporation (“Lessor” or “Assignor”) and Molecular Imaging Corporation (formerly Mobile Pet Systems, Inc.) (“Lessee”), and proceeds thereof, to Ascendiant PET Partners–I, LLC (“Purchaser”), and Purchaser has agreed to assume such Leases.

In addition, this letter shall constitute Lessee’s representation, acknowledgment and agreement as to the following:

1. The Lease is in full force and effect, and has not been modified, altered or amended and a true and correct copy of the Lease is attached hereto. The Lease is enforceable against the Lessee in all of its terms.

2. There are no offsets or credits against installment payments, or other concessions, nor have payments been prepaid.

3. After payment of the May 1, 2003 rental, there are fourteen (14) rental payments in the amount of $113,242.47 remaining. No rents have been prepaid.

4. Lessee has no notice of a prior assignment, hypothecation or pledge of payments on the Lease.

5. Lessee’s obligations to make payments under the Lease are absolute and unconditional and not subject to any deductions, abatement, set-off, defense or counterclaim for any reason whatsoever.

6. Without the written consent of Purchaser, Lessee shall not (a) modify, extend or in any manner alter the terms of the Lease; (b) pay any other sums becoming due under the terms of the Lease more than one month in advance; (c) accept Assignor’s waiver of, or release from the performance of any obligations under the Lease.

In addition, upon the consummation of the Purchase and Assignment Agreement dated May 5, 2003 between Assignor and Purchaser (the “Purchase Agreement”), including the receipt by Assignor of the Purchase Price (as defined therein) Assignor, Purchaser and Lessee agree as follows:

1. Upon receipt of the Purchase Price from Purchaser, Assignor shall have assigned to Purchaser, and Purchaser has assumed from Assignor, all of Assignor’s right, title and interest in and to the Lease and any and all addendums, amendments and documents and agreements ancillary thereto, including, without limitation, the security agreement, collateral assignment of agreements and the Continuing Personal Guaranty dated as of April 8, 1999 executed by Paul J. Crowe (“Guarantor”) in favor of Assignor (the “Crowe Guaranty”), and any and all other guarantees related to the Lease (collectively, the “Lease Documents”). Assignor hereby acknowledges and agrees it shall relinquish to Purchaser any and all rights it may have under the Lease Documents upon receipt of the Purchase Price.

2. Assignor agrees that upon consummation of the Purchase Agreement, Assignor shall no further lien, claim or security interest in or to the Collateral (as defined in the Lease Documents) pledged by Lessee in connection with the Lease Documents and as of the date hereof shall file promptly after the date hereof in all appropriate jurisdictions a uniform commercial code financing termination statement indicating Assignor’s relinquishment and assignment of such lien, claim or security interest.

3. Assignor agrees and acknowledges that it has no offsets, credits or claims as to the equipment or goods that are the subject of the Lease; and further, that it has no claims or offsets as to Lessee other than the remaining obligations under the Lease. Each of Assignor and Lessee hereby releases the other party and its successors, assigns, officers, directors, employees, stockholders, agents and affiliates, or anyone claiming rights by or through them from and against any and all liabilities, claims, demands, causes of action, obligations, costs, expenses, damages, attorneys fees and losses (“Losses”) of any type or nature, whether known or unknown, suspected or unsuspected, asserted or not asserted incurred by reason of any matter, cause or thing up to and including the date of this Agreement, including but not limited to, any and all Losses arising out of or related to the Lease Documents, except that Lessee acknowledges that such release does not apply to its Obligations under the Lease Documents which now run in favor of Purchaser. Each of Assignor and Lessee expressly accept and assume the risk that facts with respect to the matters covered by this release may be found to be other than or different from the facts now believed by Assignor to be true and agree that the provisions of this release shall be and remain effective notwithstanding any such difference in fact. In furtherance of such understanding, Assignor and Lessee expressly waive any benefit or right under Section 1542 of the California Civil Code and any and all other similar laws of the United States or any state. Section 1542 of the California Civil Code provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which, if known by him, must have materially affected his settlement with the debtor.”

4. Purchaser acknowledges and agrees that the Crowe Guarantee, and any and all other guarantees relating Leases, is terminated and of no further force and effect as of closing of the Purchase Agreement and that Guarantor, and any such other guarantors, shall have no liabilities, obligations or duties to Purchaser with respect to the Crowe Guarantee.

5. Upon consummation of the Purchase Agreement, Assignor shall release to Lessee the entire amount of any and all security deposits held by Assignor in connection with the Lease (if any).

6. Assignor hereby releases to Lessee the entire amount of any restricted cash in connection with the Leases and shall timely sign all documents reasonably required to effectuate such release.

7. Assignor acknowledges and agrees that any and all options or warrants granted by Lessee prior to the date hereof are terminated.

The undersigned representative of each of Assignor, Purchaser and Lessee represent and warrant to the other parties that he or she has all necessary authority to enter into this agreement on behalf of such party and this agreement constitutes a valid and binding obligation of such party and is enforceable against them in accordance with its terms. This Agreement shall be binding and inure to the benefit of the parties and their respective successors, assigns and representatives.

Should you have any questions concerning your Lease or this assignment, please contact us.

Very truly yours,

FINOVA Capital Corporation

JOHN B. BURTCHAELL, JR.
Senior Vice President

ACKNOWLEDGED AND AGREED

this          day of May, 2003:

MOBILE PET SYSTEMS, INC., Lessee

By:
Name:
Title:

Guarantor

By:
Name:	Paul J. Crowe

PURCHASER

ASCENDIANT PET PARTNERS-I, LLC

By:
Name:
Title: